EXHIBIT 99.1

Molecular Templates, Inc. Reports Second Quarter 2024 Financial Results and Corporate Update

  Monotherapy activity of long duration in patients who have progressed on checkpoint therapy via a novel immuno-oncology mechanism of action with PD-L1 ETB (MT-6402) program
  Early indication of monotherapy activity in CTLA-4 ETB (MT-8421) program through T-reg depletion; no drug-related adverse events > grade 2
  Novel mechanism of action targeting CD38+ immune cells of B-cell, T-cell, and monocytic lineage representing enhanced potency in I&I without the need for conditioning therapy

AUSTIN, Texas, Aug. 14, 2024 (GLOBE NEWSWIRE) -- Molecular Templates, Inc. (Nasdaq: MTEM, “Molecular Templates,” or “MTEM”), a clinical-stage biopharmaceutical company focused on the discovery and development of proprietary targeted biologic therapeutics, engineered toxin bodies (“ETBs”), to create novel therapies with potent differentiated mechanisms of action, today reported financial results and business updates for the second quarter of 2024.

“ETBs can eliminate immune cells that monoclonal antibodies cannot. Eliminating MDSCs with MT-6402 and Tregs with MT-8421 is a novel approach to immuno-oncology that is demonstrating durable responses in patients who have progressed or were refractory to checkpoint therapy. The elimination of immunosuppressive cells in patients with tumor microenvironments that promote immune evasion may drive long-lasting responses in patients who have exhausted other treatment options,” said Eric Poma, PhD., Chief Executive and Chief Scientific Officer of MTEM. “Similarly, we believe MT-0169 can eliminate CD38+ immune cells that antibodies cannot, allowing for potentially greater potency in both hematologic malignancies and autoimmune diseases.”

Recent Company Highlights

  MT-6402: Continued monotherapy activity in patients who progressed or were refractory to checkpoint therapy
  Nine patients (seven evaluable) with low PD-L1+ HNSCC were dosed in the MT-6402 phase I dose escalation study. Two patients remain in partial responses at cycle 23 and cycle 14 (one cycle is 4 weeks). Both patients had progressed after multiple lines of checkpoint therapy. In the high PD-L1+ dose expansion cohort, four NSCLC patients (three evaluable) have been enrolled. and one patient is in a partial response at cycle 11; the patient had progressed on chemotherapy, targeted therapy, and checkpoint therapy. All responding patients were heavily pretreated (3 or more lines of previous therapy including checkpoint) and have been on MT-6402 longer than any other previous therapy. MTEM continues to enroll HNSCC patients with low PD-L1 expression (1-49%) and patients with solid tumors with high PD-L1 expression (≥50%).
  MT-8421: Enrollment in Phase 1 dose escalation ongoing with continued observation of unique pharmacodynamic profile (peripheral and TME Treg depletion) and signs of monotherapy activity
  Five melanoma patients were evaluable in the first two dose cohorts (32 and 48 mcg/kg); no drug related adverse events > grade 2 were observed. One patient remains on study in cycle 11 with a 27% decrease in tumor volume and reduction in circulating tumor DNA from 3.13 to 0 MTM/mL. This patient had a >90% reduction in peripheral Tregs and a ~66% reduction of Tregs in the TME. The patient had progressed on pembrolizumab in the adjuvant setting and then progressed on ipilimumab (4 doses at 3mg/kg) and nivolumab in the metastatic setting.
  MT-0169: Potential in severe autoimmune diseases being explored based on clinical demonstration of complete elimination of CD38+ immune cells at dose levels with no drug-related adverse events > grade 2.
  The potent and unique mechanism of action of MT-0169 is not subject to resistance mechanisms associated with monoclonal antibodies like trogocytosis and can eliminate high-expressing CD38 immune cells like plasma cells as well as low-expressing CD38+ cells like HLA-DR CD38+ T-cells. This mechanism of action does not require conditioning therapy. MTEM will continue to develop MT-0169 in hematologic malignancies and is evaluating the potential of MT-0169 in severe immune-mediated diseases.

Upcoming Milestones for 2H 2024

  Additional updates from the MT-6402 low PD-L1+ HNSCC and high PD-L1+ solid tumor expansions studies in 3Q24.
  Additional updates from the MT-8421 dose escalation study in 3Q24.
  MT-0169 Phase 1 study initiation in CD38+ hematological malignancies and continued evaluation in autoimmune disease.

Upcoming Conferences

MTEM will participate at the H.C. Wainwright 26th Annual Global Investment Conference taking place at the New York Lotte Palace Hotel, September 9 – 11, 2024. An on-demand presentation will be accessible virtually starting 7:00am ET September 9, 2024 via MTEM corporate website. One-on-one meetings may be scheduled by directly contacting MTEM.

Second Quarter 2024 Financial Results

The net loss attributable to common shareholders for the second quarter of 2024 was $8.1 million, or $1.23 per basic and diluted share. This compares with a net loss attributable to common shareholders of $10.9 million, or $2.89 per basic and diluted share, for the same period in 2023.

Revenues for the second quarter of 2024 were $0.6 million, compared to $6.9 million for the same period in 2023.

Total research and development expenses for the second quarter of 2024 were $5.4 million, compared with $13.4 million for the same period in 2023. Total general and administrative expenses for the second quarter of 2024 were $3.5 million, compared with $5.2 million for the same period in 2023.

As of June 30, 2024, MTEM’s cash and cash equivalents totaled $9.7 million. The Company expects that its cash and cash equivalents for the quarter ended June 30, 2024 will support its ongoing operations into the fourth quarter of 2024.

Molecular Templates, Inc. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Research and development revenue	$189	$6,627	$11,113	$40,254
Grant revenue	383	238	545	3,240
Total revenue	572	6,865	11,658	43,494
Operating expenses:
Research and development	5,402	13,413	12,807	32,455
General and administrative	3,466	5,195	7,197	10,997
Total operating expenses	8,868	18,608	20,004	43,452
Income/(loss) from operations	(8,296)	(11,743)	(8,346)	42
Interest and other income, net	130	365	239	820
Interest and other expense, net	(38)	(1,189)	(69)	(2,584)
Gain on extinguishment of debt	—	1,795	—	1,795
Change in valuation of contingent value right	107	303	651	303
Loss on disposal of property and equipment	—	(399)	—	(399)
Net loss attributable to common stockholders	$(8,097)	$(10,868)	$(7,525)	$(23)
Net loss per share attributable to common stockholders:
Basic and diluted	$(1.23)	$(2.89)	$(1.26)	$(0.01)
Weighted average number of shares used in net loss per share calculations:
Basic and diluted	6,557,295	3,756,711	5,965,781	3,756,711

Molecular Templates, Inc. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)

	June 30, 2024 (unaudited)	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$9,657	$11,523
Prepaid expenses	787	2,195
Grants revenue receivable	795	250
Other current assets	777	2,804
Total current assets	12,016	16,772
Operating lease right-of-use assets	8,124	9,161
Property and equipment, net	5,238	7,393
Other assets	1,319	2,057
Total assets	$26,697	$35,383
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,773	$1,523
Accrued liabilities	2,270	4,279
Deferred revenue, current	—	9,031
Other current liabilities	2,637	2,488
Total current liabilities	7,680	17,321
Operating lease liabilities, long term portion	8,390	9,742
Contingent value right liability	2,051	2,702
Other liabilities	1,465	1,406
Total liabilities	19,586	31,171
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value per share:
Authorized: 2,000,000 shares as of June 30, 2024 and December 31, 2023; Issued and outstanding: 250 shares as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value per share:
Authorized: 150,000,000 shares as of June 30, 2024 and December 31, 2023; Issued and outstanding: 6,583,880 and 5,374,268 shares as of June 30, 2024 and December 31, 2023, respectively	7	5
Additional paid-in capital	467,521	457,099
Accumulated deficit	(460,417)	(452,892)
Total stockholders’ equity	7,111	4,212
Total liabilities and stockholders’ equity	$26,697	$35,383

Second tranche of July 2023 Private Placement

We closed the second tranche of the July 2023 Private Placement on April 2, 2024 with gross proceeds of approximately $9.5M. The Company intends to use the net proceeds from the second tranche to fund its ongoing clinical studies, working capital and for general corporate purposes.

About Molecular Templates

Molecular Templates is a clinical-stage biopharmaceutical company focused on the discovery and development of next-generation ADCs. Our drug platform technology, known as Engineered Toxin Bodies (ETBs), leverages the resident biology of a genetically engineered toxin payload to create novel therapies with potent and differentiated mechanisms of action for cancer and various disease indications.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Molecular Templates disclaims any intent or obligation to update these forward-looking statements and claims the protection of the Act’s Safe Harbor for forward-looking statements. All statements, other than statements of historical facts, included in this press release, including, but not limited to those regarding strategy, future operations, the Company’s ability to execute on its objectives, prospects, plans, future clinical development of the Company’s product candidates, any implication that the preliminary results, interim results, or the results of earlier clinical trials or ongoing clinical trials will be representative of the results of future or later clinical trials or final results, the potential benefits, safety or efficacy and any evaluations or judgments regarding the Company’s product candidates, and future execution of corporate goals. In addition, when or if used in this press release, the words “may,” “could,” “should,” “continue”, “anticipate,” “potential”, “believe,” “estimate,” “appears”, “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Molecular Templates may identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to the following: the continued availability of financing on commercially reasonable terms, whether Molecular Templates’ cash resources will be sufficient to fund its continuing operations; the results of MTEM’s ongoing clinical studies and the ability to effectively operate MTEM, and those risks identified under the heading “Risk Factors” in Molecular Templates’ filings with the Securities and Exchange Commission (the “SEC”), including its Form 10-Q for the second quarter year ended June 31, 2024 and any subsequent reports filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Molecular Templates specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Contacts:
Grace Kim
grace.kim@mtem.com